SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report: August 17, 1995




                PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640

(State or other juris-      (Commission         (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O.Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)






Registrant's telephone number, including area code:(415) 973-7000


Item 5.  Other Events

A.     1996 Cost of Capital

On August 17, 1995, the California Public Utilities Commission's
(CPUC) Division of Ratepayer Advocates (DRA), the Company, and several other intervenors agreed to jointly recommend a return on common equity of 11.60% for the Company's authorized cost of capital for 1996. This represents a reduction from the 12.10% return on common equity authorized for 1995. The Company had originally requested a return on common equity of 12.07%, while the DRA had recommended 11.15%.

As a result of the proposed settlement, the Company's revenue request in this part of the proceeding has changed from a request for no change in rates to a decrease in revenue requirements of approximately $37 million for electric rates and $11 million for gas rates. The actual decreases, effective January 1, 1996, will be determined in October after an updated filing to reflect updated estimates of embedded costs of debt and preferred stock.

As part of its cost of capital application, the Company had requested a separate capital structure and cost of capital for the Company's portion of the PGT/PG&E Pipeline Expansion Project. The joint recommendation does not address that separate request.

Agreements with the DRA do not constitute a CPUC decision and are subject to modification by the CPUC in its final decision. A final CPUC decision on the parties' settlement agreement is expected in November 1995.





                              SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              PACIFIC GAS AND ELECTRIC COMPANY


                                 GORDON R. SMITH
                              By ________________________________
                                 GORDON R. SMITH
                                 Senior Vice President and
                                 Chief Financial Officer

Dated:  August 17, 1995